Exhibit 99.1

To our shareowners:

I’m so proud of what all the teams here at Amazon have accomplished on behalf of customers this past year. Amazonians around the world are polishing products and services to a degree that is beyond what’s expected or required, taking the long view, reinventing normal, and getting customers to say “Wow.”

I’d like to take you on a tour that samples a small subset of our various initiatives, ranging from Prime to Amazon Smile to Mayday. The goal is to give you a sense for how much is going on across Amazon and how exciting it is to work on these programs. This broad array of initiatives is only possible because a large team of talented people at every level are exercising their good judgment every day and always asking, how do we make this better?

Ok, let’s get started on the tour.

Prime

Customers love Prime. More than one million customers joined Prime in the third week of December alone, and there are now tens of millions of Prime members worldwide. On a per customer basis, Prime members are ordering more items, across more categories, than ever before. Even internally, it’s easy for us to forget that Prime was a new, unproven (some even said foolhardy) concept when we launched it nine years ago: all-you-can-eat, two-day shipping for a flat annual fee. At that time, we had one million eligible Prime products. This year, we passed 20 million eligible products, and we continue to add more. We’ve made Prime better in other ways too, adding new digital benefits – including the Kindle Owners’ Lending Library and Prime Instant Video. And we’re not done. We have many ideas for how to make Prime even better.

Readers & Authors

We’re investing heavily on behalf of readers. The all-new, high-resolution, high-contrast Kindle Paperwhite launched to rave reviews. We integrated the very impressive Goodreads into Kindle, introduced FreeTime for Kindle, and launched Kindle in India, Mexico, and Australia. Bringing joy to air travelers, the FAA approved the use of electronic devices during takeoff and landing. Our public policy team, with the help of many allies, worked patiently for four years on this, at one point loading a test plane with 150 active Kindles. Yes, it all worked fine!

Joining CreateSpace, Kindle Singles, and Kindle Direct Publishing, is the new service Kindle Worlds, the literary journal Day One, eight new Amazon Publishing imprints, and the launch of Amazon Publishing in the UK and Germany. Thousands of authors are already using these services to build fulfilling writing careers. Many write and tell us how we have helped them send their children to college, pay off medical bills, or purchase a home. We are missionaries for reading and these stories inspire and encourage us to keep inventing on behalf of writers and readers.

Prime Instant Video

Prime Instant Video is experiencing tremendous growth across all metrics – including new customers, repeat usage, and total number of streams. These are output metrics and they suggest we are on a good path, focusing on the right inputs. Two of the key inputs are the growth of selection and the desirability of that selection. Since we launched PIV in 2011 with 5,000 titles, we’ve grown selection to more than 40,000 movies and TV episodes – all included in your Prime membership. PIV has exclusives on hundreds of sought after TV seasons including Downton Abbey, the ratings blockbuster Under the Dome, The Americans, Justified, Grimm, Orphan Black, Suits, and kids programs such as SpongeBob SquarePants, Dora the Explorer, and Blue’s Clues. In addition, our Amazon Studios team continues to invest heavily in original content. Gary Trudeau’s Alpha House, starring John Goodman, debuted last year and quickly became the most-watched show on Amazon. We recently greenlit six more originals, including Bosch, by Michael Connelly, The After, from Chris Carter of The X-Files, Mozart in the Jungle, from Roman Coppola and Jason Schwartzman, and Jill Soloway’s beautiful Transparent, which some have called the best pilot in years. We like our approach and are replicating it with our recent rollout of PIV in both the UK and Germany. The early customer response in those countries has been terrific, surpassing our expectations.

Fire TV

Just this past week, after two years of hard work, our hardware team launched Fire TV. Not only is Fire TV the best way to watch Amazon’s video offerings, it also embraces non-Amazon content services like Netflix, Hulu Plus, VEVO, WatchESPN, and many more. Fire TV has big hardware specs in a category that’s previously been hardware-light. It shows. Fire TV is fast and fluid. And our ASAP technology predicts what you might want to watch and pre-buffers it, so shows start instantly. Our team also put a small microphone in the remote control. Hold down the mic button on the remote, and you can speak your search term rather than type it into an alphabet grid. The team has done a terrific job – the voice search actually works.

In addition to Prime Instant Video, Fire TV gives you instant access to over 200,000 movies and TV episodes available a la carte, including new releases like Gravity, 12 Years a Slave, Dallas Buyers Club, Frozen, and more. As a bonus, Fire TV also lets you play high-quality, inexpensive games on your living room TV. We hope you try it out. If you do, let us know what you think. The team would love to hear your feedback.

Amazon Game Studios

It’s early in the twenty-second century and Earth is threatened by an alien species, the Ne’ahtu. The aliens infected Earth’s energy grid with a computer virus to disable the planet’s defenses. Before they could strike, computer science prodigy Amy Ramanujan neutralized the alien virus and saved the planet. Now, the Ne’ahtu are back and Dr. Ramanujan must prevent them from launching an all-out invasion on Earth. She needs your help.

That’s how Sev Zero, the first Fire TV exclusive from Amazon Game Studios, begins. The team combined tower defense with shooter gameplay and created a co-op mode where one player leads on the ground with their gamepad controller while a second player provides air support from a tablet. I can assure you that there are some intense moments when you’ll appreciate a well-timed air-strike. When you see it, you may be surprised that this level of game play is possible on an inexpensive streaming media device. Sev Zero is only the first of a collection of innovative and graphically beautiful games we’re building from the ground up for Fire tablets and Fire TV.

Amazon Appstore

The Amazon Appstore now serves customers in almost 200 countries. Selection has grown to include over 200,000 apps and games from top developers around the globe – nearly tripling in size over the past year. We introduced Amazon Coins, a virtual currency that saves customers up to 10% on app and in-app purchases. Our Whispersync for Games technology lets you start a game on one device and continue it on another without losing your progress. Developers can use the Mobile Associates program to offer millions of physical products from Amazon inside their apps, and earn referral fees when customers buy those items. We introduced Appstore Developer Select, a marketing program that promotes new apps and games on Kindle Fire tablets and on Amazon’s Mobile Ad Network. We created Analytics and A/B Testing services – free services that empower developers to track user engagement and optimize their apps for iOS, Android, and Fire OS. Also this year, we embraced HTML5 web app developers. They too can now offer their apps on Kindle Fire and through the Amazon Appstore.

Spoken Word Audio

2013 was a landmark year for Audible, the world’s largest seller and producer of audiobooks. Audible makes it possible for you to read when your eyes are busy. Millions of customers download hundreds of millions of audiobooks and other spoken-word programming from Audible. Audible customers downloaded close to 600 million listening hours in 2013. Thanks to Audible Studios, people drive to work listening to Kate Winslet, Colin Firth, Anne Hathaway, and many other stars. One big hit in 2013 was Jake Gyllenhaal’s performance of The Great Gatsby, which has already sold 100,000 copies. Whispersync for Voice allows customers to switch seamlessly back and forth between reading a book on their Kindle and listening to the corresponding Audible book on their smart phone. The Wall Street Journal called Whispersync for Voice “Amazon’s new killer app for books.” If you haven’t already, I recommend you give it a try – it’s fun and expands the amount of time you have available to read.

Fresh Grocery

After trialing the service for five years in Seattle (no one accuses us of a lack of patience), we expanded Amazon Fresh to Los Angeles and San Francisco. Prime Fresh members pay $299 a year and receive same-day and early morning delivery not only on fresh grocery items but also on over 500,000 other items ranging from toys to electronics to household goods. We’re also partnering with favorite local merchants (the Cheese Store of Beverly Hills, Pike Place Fish Market, San Francisco Wine Trading Company, and many more) to provide the same convenient home delivery on a great selection of prepared foods and specialty items. We’ll continue our methodical approach – measuring and refining Amazon Fresh – with the goal of bringing this incredible service to more cities over time.

Amazon Web Services

AWS is eight years old, and the team’s pace of innovation is actually accelerating. In 2010, we launched 61 significant services and features. In 2011, that number was 82. In 2012, it was 159. In 2013: 280. We’re also expanding our geographic footprint. We now have 10 AWS regions around the world, including the East Coast of the U.S., two on the West Coast, Europe, Singapore, Tokyo, Sydney, Brazil, China, and a government-only region called GovCloud. We have 26 availability zones across regions and 51 edge locations for our content distribution network. The development teams work directly with customers and are empowered to design, build, and launch based on what they learn. We iterate continuously, and when a feature or enhancement is ready, we push it out and make it instantly available to all. This approach is fast, customer-centric, and efficient – it’s allowed us to reduce prices more than 40 times in the past 8 years – and the teams have no plans to slow down.

Employee Empowerment

We challenge ourselves to not only invent outward facing features, but also to find better ways to do things internally – things that will both make us more effective and benefit our thousands of employees around the world.

Career Choice is a program where we pre-pay 95% of tuition for our employees to take courses for in-demand fields, such as airplane mechanic or nursing, regardless of whether the skills are relevant to a career at Amazon. The goal is to enable choice. We know that for some of our fulfillment center employees, Amazon will be a career. For others, Amazon might be a stepping stone on the way to a job somewhere else – a job that may require new skills. If the right training can make the difference, we want to help.

The second program is called Pay to Quit. It was invented by the clever people at Zappos, and the Amazon fulfillment centers have been iterating on it. Pay to Quit is pretty simple. Once a year, we offer to pay our associates to quit. The first year the offer is made, it’s for $2,000. Then it goes up one thousand dollars a year until it reaches $5,000. The headline on the offer is “Please Don’t Take This Offer.” We hope they don’t take the offer; we want them to stay. Why do we make this offer? The goal is to encourage folks to take a moment and think about what they really want. In the long-run, an employee staying somewhere they don’t want to be isn’t healthy for the employee or the company.

A third inward innovation is our Virtual Contact Center. It’s an idea we started a few years back and have continued to grow with terrific results. Under this program, employees provide customer service support for Amazon and Kindle customers while working from home. This flexibility is ideal for many employees who, perhaps because they have young children or for another reason, either cannot or prefer not to work outside the home. Our Virtual Contact Center is our fastest growing “site” in the U.S., operating in more than ten states today. This growth will continue as we hope to double our state footprint in 2014.

Veteran Hiring

We seek leaders who can invent, think big, have a bias for action, and deliver results on behalf of customers. These principles look familiar to men and women who’ve served our country in the armed forces, and we find that their experience leading people is invaluable in our fast-paced work environment. We’re a member of Joining Forces and the 100,000 Jobs Mission – two national efforts that encourage businesses to offer service members and their families career opportunities and support. Our Military Talent team attended more than 50 recruiting events last year to help veterans find job opportunities at Amazon. In 2013, we hired more than 1,900 veterans. And once veterans join our team, we offer several programs that help them transition more easily into the civilian workforce and that connect them with our internal network of veterans for mentoring and support. These programs have earned us recognition as a top employer by G.I. Jobs Magazine, U.S. Veterans Magazine, and Military Spouse Magazine, and we’ll continue to invest in military veteran hiring as we grow.

Fulfillment Innovation

Nineteen years ago, I drove the Amazon packages to the post office every evening in the back of my Chevy Blazer. My vision extended so far that I dreamed we might one day get a forklift. Fast-forward to today and we have 96 fulfillment centers and are on our 7th generation of fulfillment center design. Our operations team is extraordinary – methodical and ingenious. Through our Kaizen program, named for the Japanese term “change for the better,” employees work in small teams to streamline processes and reduce defects and waste. Our Earth Kaizens set energy reduction, recycling, and other green goals. In 2013, more than 4,700 associates participated in 1,100 Kaizens.

Sophisticated software is key in our FCs. This year, we rolled out 280 major software improvements across the FC network. Our goal is to continue to iterate and improve on the design, layout, technology, and operations in these buildings, ensuring that each new facility we build is better than the last. I invite you to come see one for yourself. We offer fulfillment center tours open to the public, ages six and above. You can find info on the available tours at www.amazon.com/fctours. I’m always amazed when I visit one of our FCs, and I hope you’ll arrange a tour. I think you’ll be impressed.

Urban Campus

In 2013, we added 420,000 square feet of new headquarters space in Seattle and broke ground on what will become four city blocks and several million square feet of new construction. It is a fact that we could have saved money by instead building in the suburbs, but for us, it was important to stay in the city. Urban campuses are much greener. Our employees are able to take advantage of existing communities and public transit infrastructure, with less dependence on cars. We’re investing in dedicated bike lanes to provide safe, pollution-free, easy access to our offices. Many of our employees can live nearby, skip the commute altogether, and walk to work. Though I can’t prove it, I also believe an urban headquarters will help keep Amazon vibrant, attract the right talent, and be great for the health and wellbeing of our employees and the city of Seattle.

Fast Delivery

In partnership with the United States Postal Service, we’ve begun for the first time to offer Sunday delivery to select cities. Sunday delivery is a win for Amazon customers, and we plan to roll it out to a large portion of the U.S. population throughout 2014. We’ve created our own fast, last-mile delivery networks in the UK where commercial carriers couldn’t support our peak volumes. In India and China, where delivery infrastructure isn’t yet mature, you can see Amazon bike couriers delivering packages throughout the major cities. And there is more invention to come. The Prime Air team is already flight testing our 5th and 6th generation aerial vehicles, and we are in the design phase on generations 7 and 8.

Experiments and More Experiments

We have our own internal experimentation platform called “Weblab” that we use to evaluate improvements to our websites and products. In 2013, we ran 1,976 Weblabs worldwide, up from 1,092 in 2012, and 546 in 2011. One recent success is our new feature called “Ask an owner”. It was many years ago that we pioneered the idea of online customer reviews – customers sharing their opinion on a product to help other customers make an informed purchase decision. “Ask” is in that same tradition. From a product page, customers can ask any question related to the product. Is the product compatible with my TV/Stereo/PC? Is it easy to assemble? How long does the battery last? We then route these questions to owners of the product. As is the case with reviews, customers are happy to share their knowledge to directly help other customers. Millions of questions have already been asked and answered.

Apparel and Shoes

Amazon Fashion is booming. Premium brands are recognizing that they can use Amazon to reach fashion-conscious, high-demo customers, and customers are enjoying the selection, free returns, detailed photos, and video clips that let them see how clothes move and drape as the models walk and turn. We opened a new 40,000 square foot photo studio in Brooklyn and now shoot an average of 10,413 photos every day in the studio’s 28 bays. To celebrate the opening, we hosted a design contest with students from Pratt, Parsons, School of Visual Arts, and the Fashion Institute of Technology that was judged by a panel of industry leaders including Steven Kolb, Eva Chen, Derek Lam, Tracy Reese, and Steven Alan. Kudos to Parsons who took home the top prize.

Frustration-Free Packaging

Our battle against annoying wire ties and plastic clamshells rages on. An initiative that began five years ago with a simple idea that you shouldn’t have to risk bodily injury opening your new electronics or toys, has now grown to over 200,000 products, all available in easy-to-open, recyclable packaging designed to alleviate “wrap rage” and help the planet by reducing packaging waste. We have over 2,000 manufacturers in our Frustration-Free Packaging program, including Fisher-Price, Mattel, Unilever, Belkin, Victorinox Swiss Army, Logitech, and many more. We’ve now shipped many millions of Frustration-Free items to 175 countries. We are also reducing waste for customers – eliminating 33 million pounds of excess packaging to date. This program is a perfect example of a missionary team staying heads-down focused on serving customers. Through hard work and perseverance, an idea that started with only 19 products is now available on hundreds of thousands and benefiting millions of customers.

Fulfillment by Amazon

The number of sellers using Fulfillment by Amazon grew more than 65% last year. Growth like that at such large scale is unusual. FBA is unique in many ways. It’s not often you get to delight two customer sets with one program. With FBA, sellers can store their products in our fulfillment centers, and we pick, pack, ship, and provide customer service for these products. Sellers benefit from one of the most advanced fulfillment networks in the world, easily scaling their businesses to reach millions of customers. And not just any customers – Prime members. FBA products can be eligible for Prime free two-day shipping. Customers benefit from this additional selection – they get even more value out of their Prime membership. And, unsurprisingly, sellers see increased sales when they join FBA. In a 2013 survey, nearly three out of four FBA respondents reported that their unit sales increased on Amazon.com more than 20% after joining FBA. It’s a win-win.

“FBA is the best employee I have ever had. … One morning I woke up and realized FBA had shipped 50 units. As soon as I realized I could sell products while I sleep, it was a no-brainer.” – Thanny Schuck, Action Sports LLC

“Starting out as an unknown brand, it was difficult to find retailers willing to stock our goods. No such barriers existed at Amazon. The beauty of Amazon is that someone can say, ‘I want to start a business,’ and they can go on Amazon and really start a business. You don’t have to get a lease on a building or even have any employees at first. You can just do it on your own. And that’s what I did.” – Wendell Morris, YogaRat

Login and Pay with Amazon

For several years we’ve enabled Amazon customers to pay on other sites, such as Kickstarter, SmugMug, and Gogo Inflight, using the credit cards and shipping addresses already stored in their Amazon account. This year, we expanded that capability so customers can also sign in using their Amazon account credentials, saving them the annoyance of needing to remember yet another account name and password. It’s convenient for the customer and a business builder for the merchant. Cymax Stores, the online furniture retailer, has seen tremendous success with Login and Pay. It now accounts for 20% of their orders, tripling their new account registrations, and increasing purchase conversion 3.15% in the first three months. This example isn’t unusual. We are seeing results like these with many partners, and the team is excited and encouraged. You should look for more in 2014.

Amazon Smile

In 2013 we launched Amazon Smile – a simple way for customers to support their favorite charitable organizations every time they shop. When you shop at smile.amazon.com, Amazon donates a portion of the purchase price to the charity of your choice. You’ll find the same selection, prices, shipping options, and Prime eligibility on smile.amazon.com as you do on Amazon.com – you’ll even find your same shopping cart and wish lists. In addition to the large, national charities you would expect, you can also designate your local children’s hospital, your school’s PTA, or practically any other cause you might like. There are almost a million charities to choose from. I hope you’ll find your favorite on the list.

The Mayday Button

“Not only is the device awesome but the Mayday feature is absolutely FANTASTIC!!!!! The Kindle team has hit it out of the park with this one.”

“Just tried the mayday button on my hdx. 15 second response time…amazon has done it again. Thoroughly impressed.”

Nothing gives us more pleasure at Amazon than “reinventing normal” – creating inventions that customers love and resetting their expectations for what normal should be. Mayday reimagines and revolutionizes the idea of on-device tech support. Tap the Mayday button, and an Amazon expert will appear on your Fire HDX and can co-pilot you through any feature by drawing on your screen, walking you through how to do something yourself, or doing it for you – whatever works best. Mayday is available 24x7, 365 days a year, and our response time goal is 15 seconds or less. We beat that goal – with an average response time of only 9 seconds on our busiest day, Christmas.

A few of the Maydays have been amusing. Mayday Tech Advisors have received 35 marriage proposals from customers. 475 customers have asked to talk to Amy, our Mayday television personality. 109 Maydays have been customers asking for assistance with ordering a pizza. By a slim margin, Pizza Hut wins customer preference over Domino’s. There are 44 instances where the Mayday Tech Advisor has sung Happy Birthday to the customer. Mayday Tech Advisors have been serenaded by customers 648 times. And 3 customers have asked for a bedtime story. Pretty cool.

I hope that gives you some sense of the scope of our opportunity and initiatives, as well the inventive spirit and push for exceptional quality with which they’re undertaken. I should underscore again that this is a subset. There are many programs I’ve omitted in this letter that are just as promising, consequential, and interesting as those I’ve highlighted.

We have the good fortune of a large, inventive team and a patient, pioneering, customer-obsessed culture – great innovations, large and small, are happening everyday on behalf of customers, and at all levels throughout the company. This decentralized distribution of invention throughout the company – not limited to the company’s senior leaders – is the only way to get robust, high-throughput innovation. What we’re doing is challenging and fun – we get to work in the future.

Failure comes part and parcel with invention. It’s not optional. We understand that and believe in failing early and iterating until we get it right. When this process works, it means our failures are relatively small in size (most experiments can start small), and when we hit on something that is really working for customers, we double-down on it with hopes to turn it into an even bigger success. However, it’s not always as clean as that. Inventing is messy, and over time, it’s certain that we’ll fail at some big bets too.

I’d like to close by remembering Joy Covey. Joy was Amazon’s CFO in the early days, and she left an indelible mark on the company. Joy was brilliant, intense, and so fun. She smiled a lot and her eyes were always wide, missing nothing. She was substance over optics. She was a long-term thinker. She had a deep keel. Joy was bold. She had a profound impact on all of us on the senior team and on the company’s entire culture. Part of her will always be here, making sure we watch the details, see the world around us, and all have fun.

I feel super lucky to be a part of the Amazon team. As always, I attach a copy of our original 1997 letter. Our approach remains the same, and it’s still Day 1.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.

April 2014

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

•

We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

•

We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

•

We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

•

We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

•

We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.